Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 29, 2011 (the “Effective Date”), by and between Groupon, Inc., a Delaware corporation (the “Company”), and Jason Child (“Child”).

WHEREAS, Child is currently employed by the Company pursuant to an employment agreement dated as of December 7, 2010 by and between Child and the Company (the “Prior Agreement”);

WHEREAS, Child and the Company each desire to amend certain terms of the Prior Agreement; and

WHEREAS, the Company desires to continue to employ Child pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1.            Employment; Position and Duties.  The Company agrees to continue to employ Child, and Child agrees to continue to be employed by the Company, upon the terms and conditions of this Agreement. Child shall continue to be employed by the Company as the Company’s Chief Financial Officer reporting to the Chief Executive Officer (“CEO”) and the Board of Directors (“Directors”) of the Company. In this capacity, Child agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Child’s duties shall include all those duties customarily performed by the Chief Financial Officer, as well as those additional duties commensurate with his position as Chief Financial Officer that may be reasonably assigned by the CEO or Directors. Child shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Child.

2.            Director Meetings.  Child shall be entitled to attend meetings of the Board of Directors of the Company, when invited, in a non-voting, observer capacity.

3.            Term of Employment.  This Agreement shall become effective upon the Effective Date. The term of this Agreement shall commence on the Effective Date and shall expire on December 20, 2015, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Child or by the Company, at any time, with or without Cause (as defined below). Upon the termination of Child’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 6, 8, 9, 10, 11, 12, 13 and 17 of this Agreement.

4.            Compensation.  Child shall be compensated by the Company for his services as follows:

(a)           Base Salary.  From Effective Date through the end of the term of this Agreement, Child shall be paid a base salary (“Base Salary”) of $350,000 per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Child’s Base Salary shall be subject to an annual review and adjustment, if any, based on then current market conditions and cost of living.

(b)           Benefits.  During the term of this Agreement, Child shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Child shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c)           Bonus.  In addition to the Base Salary, Child received a one-time signing bonus of $375,000 to compensate him for accepting this employment. This bonus is not contingent upon Child’s continued employment with the Company. In addition to the signing bonus, until the end of the term of this Agreement, Child shall receive an annual performance cash bonus equal to no less than $350,000 (“Annual Bonus”), as determined by the Directors.   The Annual Bonus shall be paid to Child semi-annually, on June 20th and December 20th of each year, commencing June 20, 2011.

(d)           Expense Reimbursement; Insurance Costs.  In addition to reimbursement for business expenses incurred by Child in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Child for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s).

5.            RSU Grant.

(a)           RSU Grant and Vesting Schedule.  Child was granted (i) 600,000 (six hundred thousand) Restricted Stock Units (the “Initial RSUs”) on December 20, 2010 (the “RSU Date”) and (ii) 50,000 (fifty thousand) Restricted Stock Units on April 28, 2011 (the “Subsequent RSUs”, and together with the Initial RSUs, the “RSUs”), each under the Company’s 2010 Stock Plan, as amended (the “Plan”). No RSUs will vest until the earliest of: (i) the date that is one year from the RSU Date,  (ii) the date that is six (6) months after the effective date of an IPO (as defined below), or (iii) the date of a Change in Control (any of the foregoing (i), (ii) and (iii) being an “Initial Vesting Event”). Subject to Section 7 of this Agreement, if Child has been continuously employed by the Company through the date of an Initial Vesting Event, on the date of the Initial Vesting Event, (1) 130,000 of the RSUs (consisting of 120,000 of the Initial RSUs and 10,000 of the Subsequent RSUs) will vest, and (2) 32,500 of the RSUs (consisting of 30,000 of the Initial RSUs and 2,500 of the Subsequent RSUs) will vest on the last day of each subsequent three (3) month period following the date of the Initial Vesting Event, provided that Child has been continuously employed by the Company on the last day of each such three (3) month period.

The shares of Common Stock issued pursuant to the RSUs will be delivered to Child approximately thirty (30) days after the relevant vesting date. Before any shares of Common Stock are delivered, the Company shall withhold a number of shares having a fair market value equal to the amount the Company is then required to withhold for taxes that result from delivery or vesting. The shares of Common Stock acquired upon settlement of the vested RSUs shall be subject to a right of first refusal which shall terminate upon the completion of an IPO. For purposes of this Agreement, an “IPO” means the initial public offering of the Company’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Private Sale of Shares.  If an IPO has not occurred before December 20, 2011, at any time thereafter Child may sell any vested shares of Common Stock issued to him upon settlement of the vested RSUs, in accordance with Section 7 of the Restricted Stock Unit Agreement (“Limitations on Transfer of Stock”), in a private transaction and/or in a secondary market, subject to compliance with applicable securities laws and provided that all such sales are to a single holder of record for purposes of Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not result in a requirement that the Company register such shares pursuant to Section 12(g) of the Exchange Act.

(c)           Plan Documents.  Notwithstanding anything herein to the contrary, the RSUs shall be subject to the terms of the Plan and the Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “RSU Agreements”) provided to Child pursuant to the Plan, and Child’s receipt of the RSUs shall be subject to his executing the RSU Agreements. Copies of each of the Plan and the RSU Agreements are attached hereto as Exhibit A and Exhibit B, respectively. The number of RSUs set forth in this Section 5 shall be adjusted to reflect any stock splits or stock dividends after the Effective Date.

6.            Benefits Upon Termination.

(a)           Termination for Cause or Termination for Other than Good Reason.  In the event of the termination of Child’s employment by the Company for Cause (as defined below), the termination of Child’s employment by reason of his death or disability, or the termination of Child’s employment by Child for any reason other than Good Reason (as defined below), Child shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), 4(c) and 4(d) through the date of termination.

For purposes of this Agreement, a termination for “Cause” occurs if Child’s employment is terminated by the Company for any of the following reasons:  (i) theft, material dishonesty, or falsification of any employment or Company records by Child; (ii) the good faith determination by the Directors or the holders of outstanding shares of the Company’s capital stock representing a majority of the total voting power that Child has committed an act or acts constituting a felony; or (iii) the determination by the Directors or the holders of outstanding shares of the Company’s capital stock representing a majority of the total voting power that Child has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business.  Actions undertaken by Child in good faith in his capacity as Chief Financial Officer to benefit stockholders of the Company shall not be considered “Cause” under the terms of this Agreement;

For purposes of this Agreement, a termination for “Good Reason” occurs if Child terminates his employment for any of the following reasons:  (i) the Company materially reduces Child’s duties or responsibilities below what is customary for a Chief Financial Officer of a global business that is similar to the Company without Child’s consent; (ii) a change in Child’s title whereby he no longer has the title of Chief Financial Officer; (iii)  the Company requires Child to report to anyone other than the Chief Executive Officer and Directors; (iv) the Company requires Child to relocate his office more than fifty (50) miles from the Company’s Chicago office without his consent; (v) the Company materially reduces Child’s Base Salary or minimum Annual Bonus without making an equivalent reduction to the base salary or target or minimum bonus of the CEO and all other executives reporting directly to the CEO; or (vi) the material breach by the Company of any provision of this Agreement and such breach continues or is not cured (if curable) for more than thirty (30) days after written notice from Child to the Company specifying the nature of such breach.  Notwithstanding the foregoing, a termination for Good Reason shall not be deemed to have occurred until and unless Child resigns from all positions he holds with the Company or any of its affiliates within one hundred eighty (180) days after the initial existence of one of the above conditions after having provided written notice to the Company within ninety (90) days after the initial existence of one of the above conditions and the Company having failed to correct such condition within thirty (30) days of its receipt of such written notice.

(b)           Termination Without Cause or Termination for Good Reason.  If Child’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Child’s employment is terminated by Child for Good Reason, Child shall be entitled to:

(i)            receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for six (6) months following the termination of Child’s employment;

(ii)           immediate vesting of 110,000 of the unvested Initial RSUs; and

(iii)          receive continued Company provided insurance benefits with the costs borne by the Company for Child and his dependents until such time as he has secured comparable benefits through another organization’s benefits program, not to exceed six (6) months; provided, however, that to the extent that all or any portion of the Company’s payment of or reimbursement to Child for the cost of such benefits (the “Company-Provided Benefits”) would exceed an amount for which, or continue for a period of time in excess of which, such Company-Provided Benefits would qualify for an exemption from treatment as deferred compensation subject to Section 409A (as defined below), then, for the duration of the applicable period during which the Company is required to provide such benefits: (1) the amount of Company-Provided Benefits furnished in any taxable year of Child shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of Child; (2) any right of Child to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit; and (3) any reimbursement for Company-Provided Benefits to which Child is entitled shall be paid no later than the last day of Child’s taxable year following the taxable year in which Child’s expense for such Company-Provided Benefits was incurred.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 6(b) unless Child shall have executed a general release and waiver of claims against the Company in a form reasonably satisfactory the Company, and such release has become effective in accordance with its terms on or before the sixtieth (60th) day following Child’s termination of employment.  Subject to such effective release, payment of benefits under this Section 6(b) shall begin on the first payroll date following such sixtieth (60th) day, and the initial payment shall include that portion of such payments that would otherwise have been payable on the Company’s regular payroll dates occurring between the date of Child’s termination of employment and the initial payment date.

7.            Change of Control.

(a)           In the event of a Change of Control (as defined in the Plan), Child shall be entitled to immediate vesting of fifty percent (50%) of the then unvested Initial RSUs.

(b)           In the event the Change of Control occurs on or prior to December 20, 2011, Child shall be given the option, at his election, to forego the immediate vesting of fifty percent (50%) of the then unvested Initial RSUs and exchange 50% of his unvested Initial RSUs and receive in return a contractual commitment from the Company to pay him $2,650,000 annually (“Long Term Cash Incentive”) for each of the next five years, assuming Child is still employed by the Company. If such election is made by Child, the Long Term Cash Incentive will be paid quarterly beginning ninety (90) days after the date of the Change of Control.

(c)           In addition, if Child makes the election described in Section 7(b) above and during the period beginning three (3) months prior to the public announcement of a proposed Change of Control and ending twelve (12) months following a Change of Control, Child’s employment is terminated by the Company for any reason other than Cause, or terminated by Child for Good Reason, Child shall be entitled to receive, within 60 days of the later of his termination or a Change of Control, an amount equal to his Long Term Cash Incentive in a lump sum as if Child’s employment had continued for a period of thirty-six (36) months following the termination.  For purposes of clarity, Child shall be entitled to make the election described in Section 7(b) above following his termination of employment by the Company for any reason other than Cause or termination of employment by Child for Good Reason, in each case with such termination occurring no earlier than three (3) months prior to the public announcement of a proposed Change in Control and with such Change in Control occurring on or prior to December 20, 2011.

8.            Employee Inventions and Proprietary Rights Assignment Agreement.  Child agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Child and attached hereto as Exhibit C.

9.            Covenants Not to Compete or Solicit.  During Child’s employment and for a period of six (6) months following the termination of Child’s employment for any reason, so long as Child is being paid severance in accordance with the terms of Section 6(b) above, Child shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a)           perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Exchange Act, or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b)           induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of Company or solicit the business of any customer or potential customer of the Company, whether or not Child had personal contact with such entity; and

(c)           solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or independent contractor of the Company or any subsidiary of the Company to terminate his or his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his or her duties as an officer of the Company.

In the event that Child receives a waiver of the “non-competition” provision from the Company, which the Company may or may not grant in its sole discretion, Child agrees that he will waive any further claim for severance and insurance benefits beginning on the date of his employment with a new organization, provided that such new employment is comparable to Child’s employment with the Company in terms of salary and benefits.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any local goods or services through a deal of the day site that is similar to www.groupon.com. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in the Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

10.          Equitable Remedies.  Child acknowledges and agrees that the agreements and covenants set forth in Sections 8 and 9 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Child breaches any of the terms of said covenants, and that in the event of Child’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Child accordingly agrees that, in the event of any actual or threatened breach by Child of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11.          Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Child and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Child acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

12.          Attorneys’ Fees.  Child shall be entitled to recover from the Company his reasonable attorneys’ fees and costs if he prevails in an action to enforce any right arising out of this Agreement.

13.          Governing Law.  This Agreement has been executed in the State of Illinois, and Child and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

14.          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that such successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding shares of capital stock, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Child, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

15.          Entire Agreement.  This Agreement, including its attached Exhibits, constitutes the entire agreement between Child and the Company regarding the terms and conditions of his employment, with the exception of those provisions of the Plan and the RSU Agreements. This Agreement, together with the attached Exhibits, supersedes all prior negotiations, representations or agreements between Child and the Company, whether written or oral, concerning Child’s employment.

16.          No Conflict.  Child represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which

Child is a party or by which Child is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Child.

17.          Validity.  Except as otherwise provided in Section 9, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18.          Modification.  This Agreement may not be modified or amended except by a written agreement signed by Child and the Company.

19.          Compliance with Section 409A.

(a)           The Company intends that income provided to Child pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code and the U.S. Treasury regulations thereunder (collectively, “Section 409A”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, the Company does not guarantee any particular tax effect for income provided to Child pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Child, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by Child in connection with compensation paid or provided to Child pursuant to this Agreement.

(b)           Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Child’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Child has incurred a “separation from service” within the meaning of Section 409A. Furthermore, if Child is a “specified employee” within the meaning of Section 409A as of the date of Child’s separation from service, no amount which constitutes a deferral of compensation which is payable on account of Child’s separation from service shall be paid to Child before the date that is the first business day of the seventh (7th) month after Child’s separation from service or, if earlier, the date of Child’s death following such separation from service (such date, the “Delayed Payment Date”).  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Groupon, Inc.

Date:	By:	/s/ Andrew Mason
	Name:	Andrew Mason
	Its:	CEO

Date:	/s/ Jason Child
Jason Child